UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 16, 2006 (February 15, 2006)

	Exact name of registrant as specified	I.R.S.
	in its charter, state of incorporation,	Employer
Commission	address of principal executive offices, zip code	Identification
File Number	Telephone	Number

1-16305	PUGET ENERGY, INC.	91-1969407
A Washington Corporation
10885 - N.E. 4th Street, Suite 1200
Bellevue, Washington 98004-5591
(425) 454-6363

1-4393	PUGET SOUND ENERGY, INC.	91-0374630
A Washington Corporation
10885 - N.E. 4th Street, Suite 1200
Bellevue, Washington 98004-5591
(425) 454-6363

______________

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)
☐	Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))
☐	Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e−4(c))

Item 7.01 Regulation FD Disclosure

On February 15, 2006 the Company issued the following press release.

High energy costs, new investments spur PSE request for rate change
Infrastructure initiatives seek to stabilize energy costs, ensure reliable service

BELLEVUE, Wash. - Puget Sound Energy [utility subsidiary of Puget Energy (NYSE: PSD)] today filed for an increase in electric and natural gas rates, a request driven largely by the effect of high natural gas prices on PSE power costs and the utility’s need for ongoing investments in power supplies, energy-delivery systems, and initiatives for protecting customers from volatile energy markets.
The filing with the Washington Utilities and Transportation Commission would raise PSE’s average electric and natural gas rates by 9.2 percent and 5.3 percent, respectively. The requested rate change is an integral part of PSE’s long-range strategy for ensuring reliable and cost-effective energy service for a growing region, said Kimberly Harris, PSE senior vice president for Regulatory Policy and Energy Efficiency.
“The bottom line is we are working to give our customers and our utility more energy independence,” Harris said. “Over the long term we’re trying to shield our customers, as much as we can, from the financial stings an unstable energy market can inflict. The way to do that, we believe, is to plan ahead - to invest now and secure the energy resources and infrastructure needed to serve our region long into the future.”
PSE has added approximately 155,000 customers over the past five years, a pace of growth that’s expected to continue. PSE customers’ rising energy demands and the expiration of purchased-power contracts is forcing the utility to acquire about 1,500 average-megawatts of new power supply by 2013. At the same time, major investments are needed in PSE’s aging natural gas and electric distribution systems to maintain their structural integrity, meet stricter safety requirements, and serve a steadily growing customer base.
All told, PSE plans to invest about $2 billion over the next three years on new energy supplies and infrastructure, with equally large investments expected in later years. The utility also is investing more in risk-management initiatives to better protect its customers from the turbulence of wholesale energy markets.
A key driver of today’s rate filing, Harris said, is PSE’s jump in costs both to generate and to purchase electricity, an increase triggered mainly by record-high wholesale prices for natural gas. In addition, the filing seeks to help PSE cover its rising operations and maintenance costs, which will include the cost of operating PSE’s second large wind farm, the 127-turbine Wild Horse Wind Project. The wind project, located in central Washington between Ellensburg and the Columbia River, is expected to be operational by late 2006.
PSE completed its first wind farm in late 2005, the 83-turbine Hopkins Ridge Wind Project in southeast Washington’s Columbia County. Together, the two projects will produce enough clean, low-cost electricity to serve more than 120,000 households. What’s more, they’re expected to produce a $170 million net reduction in PSE’s overall power-supply costs over the next 20 years. The two wind farms’ power-cost savings for customers could be even greater if natural-gas and coal prices remain high or rise even further.
The rate proposal filed today also would support the acquisition of other cost-effective, long-term electric supplies and natural-gas-system investments by PSE, including:
•
A new 20-year power-purchase contract between PSE and the Chelan County Public Utility District. The contract offers PSE 234 average-megawatts of low-cost power annually from 2011 through 2031. The PUD power from the Columbia River’s Rocky Reach and Rock Island dams will save PSE customers an estimated $360 million over the contract’s 20-year life.

•
The installation of new power generators and other major enhancements at PSE’s largest hydropower facility, the Baker River Project. The enhancements are called for in a regional agreement that aims to extend the project’s federal license for up to 45 years.

•	Refurbishment of the generators at PSE’s single largest power-production facility and one of its lowest-cost power resources, the Colstrip Power Project in eastern Montana.
•
The acquisition of more fuel-transport capacity in two of the Northwest’s three interstate natural gas transmission pipelines. PSE customers’ peak, wintertime demand for natural gas is expected to increase by about 50 percent over the next 20 years.

The utility’s filing also is proposing a substantial increase in bill-payment assistance to low-income customers. Harris added that if the wholesale price of natural gas should decline later this spring or summer, as some analysts predict, PSE’s requested electric-rate increase may well be reduced from the level sought in today’s filing.
The state Utilities and Transportation Commission thoroughly reviews a utility’s operational costs and revenues before issuing a decision on a general rate case. The review can take up to 11 months. PSE’s last general rate case, filed in April 2004, resulted in state regulators authorizing an overall 4.1 percent increase in PSE electric rates and a 3.5 percent average increase in natural gas rates.
Puget Sound Energy provides natural gas service to nearly 700,000 customers and electric service to more than 1 million customers, mostly in Western Washington. Approximately 330,000 PSE customers receive both natural gas and electric service from the utility.

Highlights of Puget Sound Energy General Rate Case
As Filed Feb. 15, 2006

Revenues
Requests an increase of $148.8 million in electric revenue, $51.3 million in natural gas revenue.

Rates
•	Proposed rate increase, on average, across all customer groups: 9.2 % for electricity; 5.3 % for natural gas.
•	Proposed percentage increase for “typical” household bill (i.e., 1,000 kWhs of electricity use / 80 therms natural gas use): 11.8 % for electricity; 5.6 % for natural gas.
•	Proposed dollar increase for typical monthly residential bill: $7.91 for electricity; $5.42 for natural gas.
•	Proposed increase in basic monthly charge for residential customers: $1 (from $5.75 to $6.75) for electricity; $2 (from $6.25 to $8.25) for natural gas.
•	New monthly bill for typical-usage household: $74.89 for electricity; $101.96 for natural gas.

Energy Efficiency
•
PSE is requesting a new, performance-based incentive to invest even more in energy-efficiency services for its electric customers. Under current state regulations, PSE can incur a stiff penalty for failing to meet state-mandated energy-saving goals, but the utility receives no inducement for surpassing them. This proposal creates a financial reward for PSE, beginning in 2007, if it meets or exceeds its energy-saving targets.

•
PSE is proposing three new “demand-side management” pilot projects to gauge how customers would respond to special incentives for reducing their wintertime energy consumption, either during peak-demand hours of the day or on especially cold days.

Low-Income Assistance
PSE is proposing a $1 million increase - to $9.5 million annually - in energy assistance for low-income PSE customers.

Natural Gas “Decoupling”
While the number of PSE natural gas customers increases every year, their total consumption of natural gas is declining steadily, causing a growing under-recovery of PSE’s fixed costs to build and maintain its gas-delivery system. PSE proposes to address the problem, in part, with a new “Gas Revenue Normalization Adjustment” mechanism. This so-called “decoupling” mechanism would let PSE recover the amount of usage-based revenue the WUTC had authorized in PSE’s last rate case. If colder or warmer weather subsequently caused customers’ gas usage to be higher or lower than forecasted, PSE natural gas revenues (and rates) would be adjusted accordingly - up or down.

Depreciation Tracker
PSE is making large and steadily growing investments in electric and natural gas infrastructure to safely and reliably serve customers. PSE immediately begins incurring depreciation costs once this equipment is operational, but the utility often must wait months or even years before it is allowed to begin recovering, through customer rates, its capital-investment costs. PSE is proposing to address this problem with the creation of a new “depreciation tracker” that would help to quickly begin the recovery of depreciation expenses as infrastructure investments are made.

Power-Cost Sharing
PSE proposes a change in its 4-year-old Power Cost Adjustment (PCA) mechanism to allow more consistent recovery of the power-supply costs PSE incurs to serve customers, and to give customers a greater opportunity to share the benefits of future power-cost savings. Currently, PSE shareholders absorb 100 percent of the first $20 million in power-cost fluctuations - up or down - that PSE experiences annually. PSE seeks a 50-50 split between customers and shareholders of the first $25 million in power-cost increases or savings that occur annually.

Cost of Capital and Rate Base
•	PSE is requesting an allowed return of 11.25 percent on the equity provided by shareholders, based on an expected capital structure composed of 45 percent equity and 55 percent debt.
•	PSE is requesting an overall allowed rate of return of 8.76 percent on debt and equity capital.
•	The request reflects an electric rate-base of nearly $3 billion and a gas rate-base of approximately $1.2 billion

Risk Management
To help reduce price volatility for customers, PSE is proposing to create a new line of credit that would help PSE acquire more electricity and natural gas “hedges.” The cost of this credit would be reflected in PSE’s Power Cost Adjustment and Purchased Gas Adjustment mechanisms.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.
PUGET ENERGY, INC.

PUGET SOUND ENERGY, INC.

By: /s/ James W. Eldredge
Dated: February 16, 2006	James W. Eldredge Vice President, Corporate Secretary and Chief Accounting Officer